UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

LIVECARE, INC.
Exact name of issuer as specified in the issuer’s charter

Delaware	83-1151012	8082
Jurisdiction of incorporation/organization	I.R.S. Employer Identification Number	(Primary Standard Industrial Classification Code Number)

1500 East Venice Ave, Unit #411, Venice FL 94292

Address of principal executive offices

(941) 225-6699

Telephone number

Preliminary Offering Circular

Dated June XX, 2022

Subject to Completion

An offering statement pursuant to Regulation A relating to these securities shall be filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

LIVECARE, INC.

Total Offering: 10,000,000 shares of Common Stock

	Price to Public	Underwriting Discounts	Proceeds to Issuer	Proceeds to other persons
Per Share /unit	$1.00	0	1.00	*
Total Offering	$1.00	0	$10,000,000	*

1We are offering our shares without the use of an exclusive placement agent and we do not currently intend to engage anyone to place shares, however, we may offer the offered shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this offering circular.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

Offering to end ____, ___, 2024. No minimum purchase requirements All subscription offerings will be used for purposes contained within this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Offering Circular dated June XX, 2022

1See “Risk Factors” on page 4 of the offering circular to read about factors you should consider before buying shares of common stock.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to LiveCare, Inc.

Our Company

LiveCare, Inc. (the “Company”) was established specifically to address the diabetic epidemic, and other chronic diseases, through state-of-the-art technologies and a human-touch approach. The Company is a real-time health, analytics, service and monitoring company that will provide persons with type II diabetes with solutions that the Company believes can significantly reduce the negative health impact and cost of diabetes. The Company believes it can improve glucose monitoring, control and treatment through a comprehensive solution of real-time monitoring, device technology, data analysis and highly-trained Health Center nurses providing the human element. LiveCare intends to meet the challenges and hopes to overcome the issue of non-compliance which should result in healthier persons with type II diabetes creating better outcomes, reduced risk and lower cost of care.

Company Information

We are incorporated in the State of Delaware. Our principal executive offices are located at 1500 East Venice Ave, Unit #411, Venice FL 94292 and our telephone number is (941) 225-6699. Our web site is www.livecarehealth.com. Information contained on our web site is not incorporated by reference into this Offering Circular. You should not consider information contained on our web site as part of this Offering Circular.

The Offering

Common Stock we are offering	10,000,000 shares of common stock

Common Stock outstanding before this offering

10,000,000 shares of common stock have been issued as founders shares.

3,475,200***  shares of common stock have been issued from the sale of equity

A total of 36,660,162 shares of common stock are currently issued and outstanding before this offering.

Use of proceeds	We intend to use the proceeds from this offering to expand marketing and advertising and further research and development. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Offering Price	$1.00 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Digital Marketing Operations

Small company in the start-up phase.

We are a start-up company in the initial phases of operation. This provides risk as we continue to grow and implement our business plan. Being that we are a startup company, we have limited business operations, and do present a shell risk. Our growth and ability to sustain business expenses will greatly depend on our ability to raise additional capital.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize the strengths in our marketing plan and we rely on being able to service a large number of clients. Adverse economic or other conditions in the markets in which we operate may lower our retention or revenue and make it difficult to continue operations.

We face competition for the acquisition of clients, which may impede our ability to make future sales or may increase the cost of acquiring new clients.

We compete with many other entities engaged in caring for the chronically ill. While we believe we have a unique product that will provide higher quality care for lower costs we are competing with other care facilities that could be better funded and more well-known than LiveCare, Inc.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize our sales and retention rates. Adverse economic or other conditions in the markets in which we operate may lower our ability to complete sales and to retain current customers. If we fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, cash flow, financial condition, and the trading price of our securities could be adversely affected.

We will depend upon our staff to maintain a high level of customer satisfaction, and any difficulties we encounter in hiring, training and maintaining skilled personnel may harm our operating performance.

We have an experienced staff that has substantial experience in providing care and the products offered. However, we do depend on a high level of customer satisfaction to continue growing our business and as we grow it will be necessary to hire and develop employees that have an extremely high desire to provide excellent customer service. If our staff is unable to provide the level of service we expect it could negatively impact our operating performance.

Increases in taxes and regulatory compliance costs may reduce our income.

Increases in the taxes in general may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, and the trading price of our securities. Similarly, changes in laws increasing the potential liability for regulatory conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

We will rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including personally identifiable information, and customer data. We will purchase some of our information technology from vendors, on whom our systems depend. We will rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential information and other sensitive information. Although we expect to take commercially reasonable efforts to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, and computer viruses. Attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, divert significant management attention and resources to remedy any damages that result, subject us to liability claims or regulatory penalties and have a material adverse effect on our business and results of operations.

Risks Related to the Industry

The industry has large companies that have acquired a large share of the market

Our ability to succeed will depend on our ability to compete with large companies with more financing and easier access to necessary expansion capital. Capturing portions of the market from these large companies will be integral in accomplishing our business plan and growing our business.

Risks Related to Ownership of Our Common Stock

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price for our common stock is volatile and the trading in our common stock is limited and sporadic. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	Unplanned delays in acquiring new business;
•	Stock price performance of our competitors;
•	Default on our indebtedness;
•	Actions by our competitors;
•	Changes in senior management or key personnel;
•	Incurrence of indebtedness or issuances of capital stock; and
•	Economic, legal and regulatory factors unrelated to our performance.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. The shares of common stock offered in this offering will become freely tradable without restriction under the Securities Act.

We will continue to incur certain costs as a result of conducting a Tier 2 offering under Regulation A and in the administration of our organizational structure.

After the offering, we may incur higher legal, accounting, insurance and other expenses than at the level that we are currently experiencing. We also have incurred and will continue to incur costs associated with conducting a Tier 2 offering under Regulation A and related rules implemented by the Securities and Exchange Commission ("SEC"). Despite the on-going reporting requirements from conducting such an offering, the company will not be “public” once this offering circular is qualified or subject to the Sarbanes-Oxley Act. We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board of Directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

We do not currently pay any cash dividends.

As we grow our company and become a successful company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends, however, the projected timing of reaching that point is presently uncertain. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our business’ strategies and investment policies;

•	our business’ financing plans and the availability of capital;

•	potential growth opportunities available to our business;

•	the risks associated with potential acquisitions by us;

•	the recruitment and retention of our officers and employees;

•	our expected levels of compensation;

•	the effects of competition on our business; and

•	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed public offering price of $1.00 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value as of December 31st 2021 would have been $11,380,999 or $-0.23 per share.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing offering assumptions.

Offering
Assumed public offering price per share	$1.00
Net tangible book value per share as of December 31, 2021	$0.04
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.21
Adjusted net tangible book value per share after this offering	$0.25
Dilution in net tangible book value per share to new investors	$0.75

CAPITALIZATION

The following table sets forth our capitalization as of December 31st, 2021:

•	on a historical basis;
•	the receipt of the net proceeds of the offering of 10,000,000 shares;

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this Offering Circular.

	Actual Amounts	Offering Amounts
ASSETS

Current Assets:
Cash	$2,259,516	$12,259,516
Common stock subscriptions receivable	103,400	103,400
Accounts receivable	21,088	21,088
Prepaid expenses	5,774	5,774
Total current assets	2,389,778	12,389,778

Long-Term Assets:
Software and software development, net	102,809	102,809
Furniture and fixtures, net	5,633	5,633
Total long-term assets	108,442	108,442

Total Assets	2,498,220	12,498,220

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	286,942	286,942
Accounts payable, related party	50,972	50,972
Accrued wages, related party	101,998	101,998
Common stock shares to be issued	121,460	121,460
Convertible notes payable	75,000	75,000
Notes payable, net of $157,150 of debt discount	480,849	480,849
Total current liabilities	1,117,221	1,117,221

Stockholders’ equity:

Preferred stock; $0.001 par value, 50,000,000 shares authorized, 27,000,000 shares issued and outstanding	27,000	27,000
Common stock; $0.001 par value, 100,000,000 shares authorized, 34,943,463 and 44,943,463 shares issued and outstanding, respectively	34,943	44,943
Additional paid in capital	18,712,598	28,702,598
Common stock subscriptions receivable	(10,000)	(10,000)
Accumulated deficit	(17,385,542)	(17,385,542)
Total stockholders’ deficit	1,380,999	11,380,999

Total Liabilities and Stockholders' Equity	$2,498,220	$12,498,220

PLAN OF DISTRIBUTION

Pricing of the Offering

Prior to this offering, there have been no sales of any shares to the public. The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the other factors in relation to market valuation of companies in related businesses.

We may sell or issue the securities offered by this offering from time to time in any one or more of the following ways:

•	via crowdfunding through one or more regulatory-compliant websites;
•	through solicitation from employees of the company;
•	directly to purchasers or a single purchaser; or
•	through a combination of any of these methods.

Solicitation from the Company will be conducted by officers, directors and/or employees of the company via in-person, telephone, text and/or email.

There will be no commissions paid for the distribution of securities to third parties or brokers. In the event we decide in the future to employ such third parties or brokers, we will amend the offering circular accordingly to disclose such arrangements.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(1)  You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2)  You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3)  You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $10,000,000;

(4)  You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5)  You are a trust with total assets in excess of $10,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We intend to use the net proceeds of this offering as follows:

•	Increase marketing and brand awareness. (this will be achieved through hiring qualified sales and marketing agents to increase the visibility of the company) This is expected to use approximately 50% of the funds raised.

•	Research and Development to increase our ability to increase our strategic advantage and technological advantages. This is expected to use approximately 40%

•	Remaining funds of approximately 10% will be used for general operating expenses and potential investment opportunities to allow the formation of strategic partnerships or for company acquisitions.

•	If all of the securities being qualified in this offering statement are not sold, it will not materially affect the use of proceeds as described above—the stated uses would receive less aggregate funding, but the allocations would remain substantially similar.

DIVIDEND POLICY

As we become fully operational, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends on our Common Stock, however, the projected timing of reaching that point is presently uncertain. Once we have attained that level, our annual dividend target is anticipated to be approximately 40% of the prior year’s net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our Board of Directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our Board of Directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

BUSINESS

Overview

LiveCare Health is unique from other remote patient monitoring companies in the market today. Many in this space focus on more on driving data and digital messaging than forming a true relationship with its members. LiveCare Health is distinguishable from others in this space because of its Health Center. The Health Center is staffed with doctors, nurses, dieticians, physical therapists and health coaches – it is a 24/7 solution for elderly people living with type II diabetes. LiveCare reduces loneliness with live, real time interaction. Our professional and caring staff are always there for our members, anytime – day or night. We in medical situations and can answer medical questions. We can help with non-medical issues such as providing concierge services. What sets LiveCare Health apart is our approach. We are our members’ friends and companions. Real and lasting relationship between our members and the Heath Center are nurtured and grown. These relationships are built on trust and compassion. We provide safety and dignity to a demographic that is taken advantage of and largely ignored. Currently we have members in 44 states with the largest concentration in Florida, Georgia, Texas and North Carolina. We cover the entire country even serving a member living in North Pole, Alaska! The average age of our membership is 71 ½ ranging from 44 to 89 years old. 65% of our membership are female and 35% are male.

Presently LiveCare Health is operational and managing 522 members. We believe this fact proves our business model. We know how to sell our service and to whom. We know how to bill Medicare and other commercial insurers and get paid. We know how to manage our members in a professional, compassionate and caring way. Our staff helps each and every one feel safer, connected and be on their way to better health thus preventing severe complications and savings the system enormous expense.

Our Market

Diabetes is a terrible disease. What it does to the human body is extensive – aﬀecting nearly every major bodily system. The condition contributes to a staggering array of other serious illnesses, such as heart disease, stroke, and kidney disease—just to name a few. For this reason, it is called the gateway disease.

LiveCare Health chose to focus on the Medicare market segment of people with type II diabetes. People 65 and over are the fastest growing segment of people with type II diabetes as well as a segment of our population that is largely ignored. In the last decade, the percentage of adults over the age of 65 in the United States has increased by 18%, and by 2030 one in five Americans will be 65 years or older. Add to that, nearly 26% of adults 65 years or older have diabetes, more than 250% greater than the national average.

•	34.2 million people have diabetes or 10.5% of the US population
•	Increasing to 59 million by 2030
•	$800 billion spent annually on diabetes (1 in every 4 healthcare dollars)
•	1 in every 3 people will develop diabetes in their lifetime
•	Average yearly cost for a person with diabetes is $16,752 (2.3 times higher than a healthy person)
•	Diabetes is the most expensive chronic disease in the U.S., according to the American Diabetes Association
•	According to the Centers for Medicare and Medicaid (CMS), 32% of Medicare spending is attributed to the diabetes population

LiveCare Health gives people living with type II diabetes live human interaction helping them get healthier on a daily basis. But more than that, we help them feel safer. The companionship and kindness we provide our members gives them a feeling of dignity and security that is hard to find among service providers in our world today. LiveCare Health provides this standard to every member.

The Health Center

For an individual to have been added as a member and being monitored by the health center, one of our doctors has written a prescription initiating service. This is required to allow LiveCare Health to bill and get paid by Medicare and commercial insurers. It is also a necessary step to truly understand where each member is currently with their health at the time of joining our program. We uncover medications being taken, allergies, detailed personal information – all critical data on each member we need to best do our job and tailor-make a program meeting each individual member’s needs.

Our Health coaches are our front-line ambassadors interfacing directly with our members. Each member has their own health coach and over time a very special relationship is built based on trust and friendship. When members call in, they ask for their own health coach by name creating a feeling of family and connection. Some members will only speak with a certain health coach, it really is amazing the bond that is established. We nurture and grow these relationships every interaction and chance we have.

We operate around the clock to ensure our phones are always answered by a live person able to help a member in need. No texts, apps or emails – no digital nonsense. We tell our members that even if they are just feeling lonely and need to talk, call us – we are there any time and we mean it. There is always a real, live person to help, answer questions and be there in our members’ time of need.

The health coaches monitor our members real time, watching for alerts and making sure each member is being contacted and is maintaining testing compliance. Our internal software tracks each member, how many testing days each one has and how much time has been spent on that member’s record. This is critical for billing purposes. And is also critical for member management. This ensures that no members slip through the cracks and that all members receive the same high level of attention at all times.

The health coach will also get the doctors, nurses, dietitians and physical therapists involved when appropriate and on a regular basis for proper engagement and professional management. Our members do not have to worry any longer about being alone in an emergency or otherwise – we are always with the member day and night watching over them and staying connected. LiveCare Health is in the business of improving lives and we are doing that today.

All of our health coaches are certified by the American Association of Diabetes Educators and professional as well as caring, loving, and compassionate. We help our members with diabetes education, goal setting and planning. We help them make better food choices, get exercise and become testing compliant. And we also help them have better lives knowing that the health center is there for them 24/7 to help in any way the member needs us. We don’t just say it, we do it.

Intervention

It is important to know when the health coach needs to intervene on behalf of the member. We save lives and provide loving support in times of emergency. Intervening with a member when they are out of testing parameters allows the health center to engage with the member and take corrective measures to normalize blood glucose over time preventing negative outcomes and helping the member to get healthier.

CRM

The LiveCare Health Customer Relationship Management (“CRM”) is our inhouse, proprietary software that keeps LiveCare Health on track with all aspects of our business and members. It was built from scratch to handle all operational and management aspects of our business.

This platform handles everything that LiveCare Health does from Data generation to member acquisition, prescription writing, onboarding and ongoing management. We record and store all records detailing interactions, tests, notes, clinical time and phone conversations for each member. Therefore, there is never a question by Medicare as to the level and thoroughness of service we provide as it is all backed up and available for review. Our CRM is not only for satisfying billing requirements but also manages our membership. This allows for best in the market service and outcomes. Operationally, the CRM accepts in member acquisition leads generated by member acquisition agents as they are generated. The CRM automatically preforms insurance eligibility confirming billing status. As long as the insurance is current and accepted, member acquisition leads then go into qualifying. Qualifying is the stage our doctor writes the prescription for the service and makes sure that member acquisition leads will use the device and service. Once this is done, the prescription is uploaded and member acquisition leads moves into fulfillment. In fulfillment, a device is assigned to the new member and an account is created that will collect all the readings and interactions between the member and health center. Once this is done, the member is moved into on boarding and the welcome kit is shipped. Once the welcome kit is received, the new member either calls in or the health center reaches out. During this interaction the health coach helps the new member use the equipment for the first time. Upon successful completion of a confirmed blood glucose reading, the member is moved into the health center. The health center page of the CRM tracks daily testing and clinical time on a real time basis. It prompts the health center to communicate with the member when alerts are received and if the member has not been interacted with for a week. The CRM also tracks and technical issues, inventory control and pending as well as complete support items to be performed for members.

The LiveCare Health CRM is ever evolving to best serve of membership. It has taken over six months to construct to date at nearly $50,000. It has been instrumental and critical to ensure the health center is communicating and tracking all members as well as collect the required data to be able to bill and get paid by Medicare. We save all of the data and voice records in case of an audit or requests for back up documentation.

LiveCare Health provides a self-contained cellular glucometer that is rechargeable with all testing equipment provided as well as monthly resupply. This allows us to collect the readings on a real-time basis and assess out of bounds readings as they come in immediately while eliminating burdensome logbooks and even batteries. When a member tests using our glucometer, the reading is transmitted automatically to the member’s record in the health center.

Direct to Consumer

We provide services directly to the consumer. The LiveCare Health Direct to Consumer Program is an in-house initiative designed to generate membership for LiveCare Health, its products, and services. This allows us to be in control of member acquisition. We have rebuilt our member acquisitions organization to be able to generate member acquisition leads flow required to ramp up membership consistent with our projections. We have highly trained member acquisitions agents that call individuals directly and present our service. Member acquisitions agents know that the people they are calling are qualified for LiveCare Health to become a member. The data that is called has been generated from opt-in (meaning that the individual wants to hear from us) advertising on the internet where the person has requested a call back, disclosed that they are a type II diabetic and a Medicare recipient. Then member acquisitions agents make sure a candidate is a good fit for LiveCare Health which means the individual wants service and will test at least daily.

Revenue generation

Each member generates an average of $150 per member per month. This is a result of the health center working with each member for 60 minutes per month and testing regularly. There is no cost to our members, Medicare and commercial insurances cover it using Medicare Codes CPT 99453, CPT 99454, CPT 99457 and CPT 99458.

To generate the clinical time and ensure member testing, we have 1 health coach for every 150 members. This provides our members the highest level of personal service while meeting the billing requirements for regular testing and clinical time generation.

We are able to track each member’s progress as well as monitor each health coach’s on call time, calls made and members managed. Our internal tracking and reporting manages each health coach for on-record progress ensuring not only proper billing but employee time management. We are able to monitor this real time to ensure a very productive staff and that our internal targets are met.

There have been massive legislative and regulatory changes encouraging telemedicine due to the COVID-19 pandemic which has created an enormous need for telehealth and remote patient monitoring, all of which we provide. The U.S. Department of Health & Human Services took unprecedented steps to expand Americans' access to telehealth services during the COVID-19 outbreak. Additionally, The Centers for Medicare & and Medicaid Services (CMS) expanded Medicare coverage for telehealth visits, the HHS Office for Civil Rights (OCR) announced it will waive potential HIPAA penalties for good faith use of telehealth during the emergency, and the HHS Office of Inspector General (OIG) provided flexibility for healthcare providers to reduce or waive beneficiary cost-sharing for telehealth visits paid by federal healthcare programs. The Trump administration made many of these changes permanent as Telehealth not only works, it saves the system massive expenses and keeps people safer by allowing them to remain in their own homes while still being connected.

This has increased our service potential to the entire country all managed from one central location. These new developments save us enormous staffing and business expenses and increases our scalability as well as provide control over our own revenue and billing. LiveCare is credentialed with Medicare and received its NPI and PTAN numbers for these purposes. The numbers allow us to bill and get paid by Medicare. Medicare provides payment in 14 to 21 days directly back to our account via electronic transfer. We have also been paid by AARP, United Healthcare, Humana, and others.

PROPERTY

The principle office of the company is located at 1500 Venice Avenue, Suite 411, Venice, Florida via commercial lease. This location has an office suite approximately 1,110 square feet and access to a conference room for meetings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto, included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Forward-looking Statements

Statements made in this Annual Report which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and our business, including, without limitation, (i) our ability to raise capital, and (ii) statements preceded by, followed by or that include the words "may," "would," "could," "should," "expects," "projects," "anticipates," "believes," "estimates," "plans," "intends," "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which we may conduct business, changes in the interest rate environment, international gold prices, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our current or potential business and related matters.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Results of Operations

For The Years Ended December 31, 2021 and 2020

We had $484,976 in revenues during the year ended December 31, 2021, compared to $0 for 2020. Revenues are the result of the commencement of our planned principal business of remote diabetes management during 2021.

Operating expenses increase from $0 during the year ended December 31, 2020, to $771,613 during the year ended December 31, 2021 as a result of the commencement of our planned principal business of remote diabetes management during 2021. Operating expenses consist of direct costs of providing monitoring services such as CDE labor, monitoring expenses and testing equipment sent to members.

General and administrative expenses increased by $167,415, or 24%, in the year ended December 31, 2021 to $855,121, compared to $687,706 during the year ended December 31, 2020. Increases are mainly due to a $133,842 increase in consulting, professional fees and contract labor and $33,573 net increase of general operating expenses such as rent, office supplies, utilities and insurance.

During 2021, we issued common stock to consultants for services valued at $2 during the year ended December 31, 2020. The issuances of common stock for services in 2021 and 2020 was done to compensate external consultants for services related to the initial costs of commencement of operations.

Compensation expense was $1,003,069 during the year ended December 31, 2021, compared to $758,237 during the year ended December 31, 2020. Stock based compensation expense was $3,000,000 during the year ended December 31, 2021, compared to $2,000,000 during the year ended December 31, 2020. The $1,244,832 increase is mainly due to the grants of $1,000,000 more in common stock bonuses for operational milestones to our Chief Executive Officer and Chairman of the Board as well as the hiring of employees for commencement of operations.

We incurred operating losses of $7,343,375 and $6,274,943 during the years ended December 31, 2021 and 2020, respectively. The $1,068,432 increase is mainly due the combined increase of $1,244,832 in compensation and stock based compensation expenses, a $771,613 increase in operating expenses and a $167,415 increase in general and administrative expenses, as discussed above. Increase are partially offset by a $630,452 decrease in stock based consulting expenses during the year ended December 31, 2021 compared to the year ended December 31, 2020.

We incurred total other expense of $1,770,682 during the year ended December 31, 2021, as compared to $1,061,629 in the year ended December 31, 2020. The $709,053 increase is due to a $208,787 increase in debt extension expense, a $182,412 increase in interest expense, a $9,919 increase in amortization of debt discount expense and a $322,762 increase in loss on debt extension during the year ended December 31, 2021. The increases are partially offset by a $14,827 gain on extinguishment of debt during the year ended December 31, 2021.

Net loss totaled $9,114,057, or $0.31 per share, in the year ended December 31, 2021, compared to a net loss of $7,336,572, or $0.38 per share in the year ended December 31, 2020.

Liquidity

Current assets at December 31, 2021 totaled $2,389,778 and includes $2,259,516 in cash, $103,400 in common stock subscriptions receivable, $21,088 in accounts receivable and $5,774 in prepaid expenses, as compared to total current assets of $914,348 consisting of $905,682 in cash and $8,666 in prepaid expenses at December 31, 2020.

During the year ended December 31, 2021, our operating activities used net cash of $2,006,403 compared to $804,295 in the comparable 2020 period. The $1,202,108 increase in cash used in operating activities is mainly due to the $1,777,485 increase in net loss, as offset by $469,911 in increases in non-cash operating activities such as common stock issued for services and compensation. The increase in net loss was also offset by $105,466 in net increases in current assets and liabilities.

Cash used in investing activities was $39,483 in the year ended December 31, 2021 period and $8,167 in the comparable 2020 period. Cash payments in 2021 were made for internal software development. During the year ended December 31, 2020, cash payments were for office furniture and equipment.

Financing activities provided $3,399,720 in cash during the year ended December 31, 2021, compared to $1,473,200 during the year ended December 31, 2020. During the year ended December 31, 2021, we receive $1,035,000 from the issuance of revenue share agreements and $3,022,700 from the sales of common stock and we repaid $516,680 in principal on revenue share agreements and $227,000 in convertible notes payable. During the year ended December 31, 2020, we receive $1,009,500 from the issuance of convertible notes payable, $305,000 from the issuance of revenue share agreements, $113,700 from the receipt of common stock subscriptions receivable and $45,000 in cash from the sales of common stock.

At December 31, 2021, the Company had working capital of $1,394,017, as compared to a deficit of $506,203 at December 31, 2020.

MANAGEMENT

Name	Position	Age	Start Date
James Dalton	Chairman	80	07/2018
Cornelius Max Rockwell	CEO	53	07/2018
John J. Brannelly	Chief Legal Officer	57	07/2018

James Dalton, Max Rockwell and John J. Brannelly combine for over 50 years of experience in marketing and technology development. They have opened several successful businesses and know what it takes to build a new company. Mr. Dalton has extensive experience in building companies with particular expertise in sales forces and managing the entire sales process. Mr. Rockwell has worked with numerous companies and engaged in significant capital-raising as well as company development. Mr. Brannelly is an attorney with 29 years’ experiences in corporate law and has also been a founder of several successful companies.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS ABOVE 5%

 The following table sets forth information as to the shares of common stock beneficially owned as of May XX, 20222 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers	Amount	Percent
Cornelius Max Rockwell	4,000,000	10.9%
James Dalton	4,000,000	10.9%
Jeff Greene	3,012,000	8.6%
JJB Holdings, LLC	3,000,000	8.2%
Feras Al-Kandari	2,630,000	7.2%
Shaya Schwartz	2,000,000	5.5%
David Vega	533,500	1.5%

Founder shares that were issued upon inception of the company in July of 2018.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of LiveCare, Inc.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Accounts Payable, Related Party - As of December 31, 2021, LiveCare owes $50,972 in legal fees to a law firm owned and operated by LiveCare’s Chief Legal Officer.

Accrued Payroll - As of December 31, 2021 and 2020, LiveCare owes back due wages under an employment agreement with its President and CEO in the amounts of $101,998 and $96,598, respectively. As of December 31, 2021 and 2020, LiveCare owes back due wages under an employment agreement with its Chairman in the amounts of $0 and $61,733, respectively.

Common Stock - During August 2020, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 500,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,000,000.

During June 2021, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 1,000,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,500,000.

During September 2021, as a management bonus, LiveCare issued 500,000 shares of its common stock to its Chairman, valued at $1.00 per share, or $500,000.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share.  As of the date of this offering, we have 36,660,162 shares of common stock issued and no shares of preferred stock outstanding. The outstanding shares of common stock are restricted and owned by directors of the company or individuals that purchased restricted securities through Regulation D and Regulation A. During September 2021, as a measure to prevent a change in control and ensure continuity of management, LiveCare issued Blank Check Preferred Shares as follows: 9,000,000 shares of its preferred stock to its Chairman; issued 9,000,000 shares of its preferred stock to its President and CEO; and, issued 9,000,000 shares of its preferred stock its Chief Legal Officer valued at $0.001 per share, or a total of $27,000

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted. The holders of the Blank Check Preferred Stock are entitled to one hundred (100) votes for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock . Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full .

Convertible Debentures

LiveCare, Inc. has no convertible debentures

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The company’s transfer agent is ClearTrust, LLC, 16540 Pointe Village Dr., Suite 205, Lutz, FL 33558

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding 28,520,000 shares of common stock if we complete the offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal about 57,500 shares immediately after this offering, or;

•	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

EXPERTS

The financial statements of the Company as of December 31, 2021, included in this Offering Circular have been audited by TAAD, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements of the Company have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORTS

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Live Care, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Live Care, Inc. (the “Company”) as of December 31, 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has accumulated losses since its inception and negative cashflow from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters

/s/ TAAD LLP

Diamond Bar, CA

May 20, 2022

We have served as the Company’s auditor since 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Live Care, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Live Care, Inc. (the “Company”) as of December 31, 2020 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters

/s/ MaloneBailey, LLP

www.malonebailey.com

We served as the Company’s auditor from 2018 to 2021.

Houston, Texas

April 28, 2021

LIVECARE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	For the Years Ended December 31,
	2021	2020
ASSETS

Current assets:
Cash	$2,259,516	$905,682
Common stock subscriptions receivable	103,400	—
Accounts receivable	21,088	—
Prepaid expenses	5,774	8,666
Total current assets	2,389,778	914,348

Long-Term Assets:
Software and software development, net	102,809	—
Furniture and fixtures, net	5,633	7,266
Total long-term assets	108,442	7,266

Total Assets	$2,498,220	$921,614

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$286,942	$94,755
Accounts payable, related party	50,972	—
Accrued wages, related party	101,998	158,331
Common stock shares to be issued	121,460	—
Convertible notes payable, net of $0 and $10,167 of debt discount, respectively	75,000	999,333
Notes payable, net of $157,150 and 136,868 of debt discount, respectively	480,849	168,132
Total current liabilities	1,117,221	1,420,551

Stockholders' equity (deficit):
Preferred stock; $0.001 par value, 50,000,000 shares authorized, 27,000,000 and 0 shares issued and outstanding, respectively	27,000	—
Common stock; $0.001 par value, 100,000,000 shares authorized, 34,943,463 and 23,585,900 shares issued and outstanding, respectively	34,943	23,586
Additional paid-in capital	18,712,598	7,746,962
Common stock subscriptions receivable	(10,000)	—

Accumulated deficit	(17,385,542)	(8,269,485)
Total stockholders' equity (deficit)	1,380,999	(498,937)

Total Liabilities and Stockholders' Equity (Deficit)	$2,498,220	$921,614

The accompanying notes are an integral part of these consolidated financial statements.

LIVECARE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2021	2020

Revenues:	$484,976	$—

Costs and Operating Expenses:
Costs of revenue	771,613	—
General and administrative	855,121	687,706
Consulting expense	2,198,548	2,829,000
Compensation expense	4,003,069	2,758,237
Total operating expenses	7,828,351	6,274,943

Operating loss	(7,343,375)	(6,274,943)

Other Income (Expenses):
Interest expense, net	(38,623)	(46,664)
Accretion of debt discounts	(190,453)	—
Debt discount amortization	(1,024,884)	(1,014,965)
Debt conversion and extension expense	(531,549)	—
Gain on settlement of debt	14,827	—
Total other income (expenses)	(1,770,682)	(1,061,629)

Loss before income taxes	(9,114,057)	(7,336,572)

Provision for income taxes	—	—

Net loss	$(9,114,057)	$(7,336,572)

Basic loss per common share	$(0.31)	$(0.38)

Basic weighted average common shares outstanding	29,357,248	19,272,698

The accompanying notes are an integral part of these consolidated financial statements.

LIVECARE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(9,114,057)	$(7,336,572)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20,307	901
Amortization of debt discounts	1,024,884	1,014,965
Accretion of debt discounts	190,453	—
Gain on forgiveness of debt	(14,827)	—
Common stock issued for services	2,044,380	3,354,000
Common stock issued for officer and director bonus	3,000,000	2,000,000
Common stock issued for debt extension	208,150	—
Warrants issued for debt conversion	322,762	—
Preferred stock issued for officer and director bonus	27,000	—
Unsubstantiated cash revenue recorded as capital contribution	16,668	—
Changes in operating assets and liabilities:
Accounts receivable	(21,088)	—
Prepaid assets	2,892	(8,666)
Accounts payable	291,434	87,206
Accounts payable, related party	50,972	—
Accrued expenses	(56,333)	83,871
Net cash used in operating activities	(2,006,403)	(804,295)

Cash flows from investing activities:
Internal developed software costs	(39,483)	—
Purchase of furniture and fixtures	—	(8,167)
Net cash used in investing activities	(39,483)	(8,167)

Cash flows from financing activities:
Proceeds from the sale of common stock, net	3,022,700	45,000
Proceeds from common stock to be issued	85,700
Proceeds from receipt of subscriptions receivable	—	113,700
Proceeds from the issuance of notes payable	1,035,000	305,000
Proceeds from the issuance of convertible notes payable	—	1,009,500
Payment on notes payable	(516,680)	—
Payment on convertible notes payable	(227,000)	—
Net cash provided by financing activities	3,399,720	1,473,200

Net change in cash	1,353,834	660,738
Cash, beginning of period	905,682	244,944

Cash, end of period	$2,259,516	$905,682

The accompanying notes are an integral part of these consolidated financial statements.

LIVECARE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—		$—
Cash paid for taxes	$—		$—

NON-CASH FINANCING ACTIVITIES:
Common stock issued for debt inducement	$1,035,000		$—
Common stock issued for debt conversion	$1,141,933		$—
Common stock to be issued for debt conversion	$25,760	$
Common stock issued for internal developed software	$82,000		$—
Common stock issued for common stock subscriptions receivable	$113,400		$—
Common stock shares reversed to common stock to be issued	$10,000		$—
Convertible debt discount related to common shares issued with debt	$—		$657,250
Convertible debt discount related to beneficial conversion feature	$—		$504,750

The accompanying notes are an integral part of these consolidated financial statements.

LIVECARE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance, December 31, 2019	—	$—	15,934,900	$15,935	$1,193,613	$(113,700)	$(932,913)	$162,935
Common stock issued for services	—	—	3,354,000	3,354	3,350,646	—	—	3,354,000
Common stock issued for officer bonus	—	—	2,000,000	2,000	1,998,000	—	—	2,000,000
Common stock issued for convertible note inducement	—	—	1,947,000	1,947	1,007,553	—	—	1,009,500
Common stock and stock to be issued for cash, net	—	—	45,000	45	44,955	—	—	45,000
Common stock to be issued for note and convertible note inducement	—	—	305,000	305	152,195	—	—	152,500
Cash received for subscription receivable		—	—	—	—	113,700	—	113,700
Net loss for the year ended December 31, 2020	—	—	—	—	—	—	(7,336,572)	(7,336,572)
Balance, December 31, 2020	—	—	23,585,900	23,586	7,746,962	—	(8,269,485)	(498,937)
Common stock issued for services	—	—	2,044,380	2,044	2,042,336	—	—	2,044,380
Common stock issued for officer and director bonus	—	—	3,000,000	3,000	2,997,000	—	—	3,000,000
Common stock issued for note payable inducement	—	—	1,735,000	1,735	1,033,265	—	—	1,035,000
Common stock and stock to be issued for cash, net	—	—	3,042,700	3,043	3,019,657	—	—	3,022,700
Common stock issued for common stock subscriptions receivable	—	—	103,400	103	103,297	(10,000)	—	93,400
Common stock issued for notes payable, convertible notes payable and accrued interest	—	—	1,141,933	1,142	1,140,791	—	—	1,141,933
Common stock issued for note payable extension	—	—	208,150	208	207,942	—	—	208,150
Common stock issued for software development	—	—	82,000	82	81,918	—	—	82,000
Preferred stock issued for officer and director bonus	27,000,000	27,000	—	—	—	—	—	27,000
Unsubstantiated cash revenue recorded as capital contribution	—	—	—	—	16,668	—	—	16,668
Warrants issued for debt conversion	—	—	—	—	322,762	—	—	322,762
Net loss for the year ended December 31, 2020	—	—	—	—	—	—	(9,114,057)	(9,114,057)
Balance, December 31, 2020	27,000,000	$27,000	34,943,463	$34,943	$18,712,598	$(10,000)	$(17,383,542)	$1,380,999

The accompanying notes are an integral part of these consolidated financial statements.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

LiveCare Inc. (“LiveCare”, or, the “Company”) was incorporated on July 10, 2018, under the laws of the State of Delaware under the name Gulf Coast Chronic Care, Inc. During 2019, the Company changed its name to LiveCare, Inc.

LiveCare is seeking to become the pre-eminent chronic care service and technology provider of a proven solution for the diabetes epidemic through visibility into daily health status, proactive real time communication, personalized support and programs designed to better engage diabetics in their overall wellness.

a.	Basis of Presentation and Principals of Consolidation

The accompanying consolidated financial statements of LiveCare have been prepared using the accrual method in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. LiveCare has elected a calendar year-end.

The accompanying consolidated financial statements reflect the accounts and operations of LiveCare and LiveCare Forida, P.A. (LiveCare FL), a Florida company in which we have a controlling financial interest.

b.	Variable Interest Entities

In accordance with the provisions of Accounting Standards Codification 810, Consolidation (“ASC 810”), we consolidate any variable interest entity (“VIE”) of which we are the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. We do not consolidate a VIE in which we have a majority ownership interest when we are not considered the primary beneficiary. We had one consolidated VIE during the year ended December 31, 2021 that was established in 2020 (see Note 6).

b.	Cash Equivalents

LiveCare considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

c.	Reclassifications of Prior Period Balances

Certain amounts in prior periods have been reclassified to conform to the current year presentation with no effect on previously reported net loss or stockholder’s equity (deficit). Due to a reduction of the par value of LiveCare common stock from $0.01 to $0.001, $212,273 was reclassified from the December 31, 2020 common stock balance to additional paid-in capital. Amounts totaling $1,014,965 for interest expense as a result of the amortization of debt discounts previously reported in interest expense in the Statement of Operations for the year ended December 31, 2021 were broken out of previously netted amounts of $1,062,844 in interest expense and $1,215 in interest income. In addition, $2,000,000 for common stock issued to officers as a bonus previously netted in the adjustment to reconcile net loss to net cash used in operating activities of the Statement of Cash Flows for the year ended December 31, 2021 were separated from the previously reported Common stock issued for compensation. Lastly, 10,000 shares of common stock shown as issued at December 31, 2020 were reclassified to common stock shares to be issued during the year ended December 31, 2021

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c.	Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates during the years ended December 31, 2021 and 2020 include fair value measurements of equity based instruments, the collectability of outstanding accounts receivables and the probability of ability to use tax loss carryforwards in future years.

d.	Revenue Recognition Policy

LiveCare follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). ASC 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The core principle of ASC 606 is to recognize revenue to depict the transfer of promised goods or services to our members in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. This principle is achieved through applying the following five-step approach:

•     Identification of the contract, or contracts, with a member.

•      Identification of the performance obligations in the contract.

•     Determination of the transaction price.

•     Allocation of the transaction price to the performance obligations in the contract.

•     Recognition of revenue when, or as, LiveCare satisfies a performance obligation.

LiveCare generates revenue from contracts with members who purchase access to LiveCare’s virtual diabetes healthcare management services on a monthly basis. Substantially all revenue is derived from monthly access fees, recognized as services are rendered and earned under subscription agreements with members that are based on a per participant per month model, using the number of active enrolled members each month for the minimum enrollment period. These solutions integrate devices, supplies, access to LiveCare’s blue-tooth based platform and clinical and data services to provide an overall health management solution. The promises to transfer these goods and services are not separately identifiable and is considered a single continuous service comprised of a series of distinct services that are substantially the same and have the same pattern of transfer (i.e., distinct days of service).

e.	Stock-Based Compensation

LiveCare records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation, and are measured at the date of grant and recognized based on the fair value of the equity instruments issued.

All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, whereby, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

f.	Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), require an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, notes and convertible notes payable approximate fair value. Pursuant to ASC 820, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

g.	New Accounting Pronouncements

LiveCare has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In July 2021, the FASB issued ASU 2021-05, Lessors—Certain Leases with Variable Lease Payments (“ASU 2021-05”). ASU 2021-05 was issued to address the day-one loss issue related to a lessor’s accounting for certain leases with variable lease payments, requiring a lease with variable lease payments that do not depend on an index or a rate to be classified as operating under certain conditions. ASU 2021-05 is effective for the Company for interim periods beginning after December 15, 2021. LiveCare is currently assessing the potential impact of the adoption of ASU 2021-05, but does not expect it to have a material effect on the Company’s financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 codifies how an issuer should account for modifications made to equity-classified written call options. The guidance in ASU 2021-04 requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021. LiveCare is currently assessing the potential impact of the adoption of ASU 2021-04, but does not expect it to have a material effect on the Company’s financial statements and related disclosures.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity by removing the separation models for convertible debt with cash conversion and beneficial conversion features by requiring entities not to separately present in equity an embedded conversion feature in such debt and instead will account for a convertible debt instrument and convertible preferred stock as a single unit of account unless a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or was issued at a substantial premium. The ASU was early adopted for the fiscal year ending December 31, 2021. The adoption of ASU 2020-06 did not have a material effect on LiveCare’s consolidated financial statements and related disclosures.

h.	Long Lived Assets

Periodically LiveCare assesses potential impairment of its long-lived assets, which include property, equipment and developed software, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. LiveCare recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There have been no such losses recognized during the years ended December 31, 2021 and 2020.

i.	Fixed Assets and Internal Use Software, net

Fixed assets consisting of office furniture and equipment are recorded at cost and depreciated upon placement in service over the estimated useful lives of three to five years on a straight-line basis. Expenditures for normal repairs and maintenance are charged to expense as incurred.

LiveCare applies ASC 350-40, Intangibles—Goodwill and Other—Internal Use Software, in review of certain system projects. These system projects generally relate to software we do not intend to sell or otherwise market. In addition, we apply this guidance to our review of development projects related to software used exclusively for our patient monitoring subscription offerings. In these reviews, all costs incurred during the preliminary project stages are expensed as incurred. Once the projects have been committed to and it is probable that the projects will meet functional requirements, costs are capitalized. Capitalized software costs are amortized when the software is available for its intended use over the expected economic life on a straight-line basis, which is three years. Amounts capitalized related to development of internal use software are included in property and equipment, net, on our Consolidated Balance sheets and related depreciation is recorded as a component of amortization and depreciation in our consolidated statements of operations.

During the year ended December 31, 2021, LiveCare incurred $121,187 in internal developed software costs and recognized $18,674 in amortization expense. During the year ended December 31, 2020, LiveCare purchased $8,167 in new office furniture and equipment. During the years ended December 31, 2021 and 2020, LiveCare recognized $1,634 and $901 in depreciation expense, respectively. The net fixed assets and internal use software balance was $102,513 and $7,266 at December 31, 2021 and 2020, respectively.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

j.	Basic and Diluted Loss Per Share

Basic net loss per share is computed on the basis of the weighted average number of common shares outstanding during each year. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company uses the “if-converted” method for calculating the earnings per share impact of outstanding convertible debentures, whereby the securities are assumed converted and an earnings per incremental share is computed. Options, warrants and their equivalents are included in EPS calculations through the treasury stock method. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The calculation of basic and diluted net loss per share for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
Basic Net Loss Per Share:
Numerator:
Net loss	$(9,114,057)	$(7,336,572)
Denominator:
Weighted-average common shares outstanding	29,357,248	19,272,698

Basic net loss per share	$(0.31)	$(0.38)

Diluted Net Loss Per Share:
Numerator:
Net loss	$(9,114,057)	$(7,336,572)
Diluted net loss	$(9,114,057)	$(7,336,572)
Denominator:
Weighted-average common shares outstanding	29,357,248	19,272,698
Convertible debt	—	—
Weighted average shares used in computing diluted net loss per share	29,357,248	19,272,698

Diluted net loss per share	$(0.31)	$(0.38)

The following table summarizes the potential shares of common stock that were excluded from the computation of diluted net loss per share for the years ended December 31, 2021 and 2020 as such shares would have had an anti-dilutive effect:

	2021	2020
Common stock warrants	2,774,793	—
Convertible notes payable	75,000	1,009,500
Total	2,849,793	1,009,500

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

k.	Income Taxes

LiveCare files income tax returns in the U.S. federal jurisdiction, and the state of Delaware. LiveCare’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2 - RELATED PARTY TRANSACTIONS

Accounts Payable, Related Party

As of December 31, 2021, LiveCare owes $50,972 in legal fees to a law firm owned and operated by LiveCare’s Chief Legal Officer.

Accrued Payroll

As of December 31, 2021 and 2020, LiveCare owes back due wages under an employment agreement with its President and CEO in the amounts of $101,998 and $96,598, respectively. As of December 31, 2021 and 2020, LiveCare owes back due wages under an employment agreement with its Chairman in the amounts of $0 and $61,733, respectively.

Common Stock

During August 2020, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 500,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,000,000.

During June 2021, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 1,000,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,500,000.

During September 2021, as a management bonus, LiveCare issued 500,000 shares of its common stock to its Chairman, valued at $1.00 per share, or $500,000.

Preferred Stock

During September 2021, as a measure to prevent a change in control and ensure continuity of management, LiveCare issued 9,000,000 shares of its preferred stock to its Chairman; issued 9,000,000 shares of its preferred stock to its President and CEO; and, issued 9,000,000 shares of its preferred stock its Chief Legal Officer valued at $0.001 per share, or a total of $27,000 (see also Note 4).

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - NOTES AND CONVERTIBLE NOTES PAYABLE

Notes Payable

During the years ended December 31, 2021 and 2020, LiveCare entered into eleven Notes Payable for cash totaling $735,000 and $305,000, respectively. The Notes Payable are unsecured and provide each investor a face discount of up to 22% and for repayment of the total face amount over 9 equal monthly payments beginning April 15, 2021. The Notes Payable also provide the holder one share of LiveCare common stock for each dollar invested, or a total of 1,040,000 shares with a value of $887,500, the relative fair value being recognized as a discount and amortized to interest expense over the term of the respective Notes Payable.

During the years ended December 31, 2021 and 2020, LiveCare recognized a total of $1,014,718 and $31,263 in interest expense from the amortization of debt discounts on the above Notes Payable, respectively. The balance of the Notes Payable was $637,999 and $305,000 as of December 31, 2021 and 2020, respectively. The balance of the debt discount on Notes Payable was $157,150 and $136,868, leaving a net balance of $480,849 and $168,132 as of December 31, 2021 and 2020, respectively.

Convertible Bridge Loan Agreements

During the year ended December 31, 2020, LiveCare issued Convertible Bridge Loan Agreements (“CBLA”) totaling $1,009,500. The CBLA are unsecured, due after 180 days, accrue interest at 12% per annum, are unsecured, and principal and interest are convertible at the option of the holder into common stock of the Company at $1.00 per share. Based on the relative fair value of the conversion feature of the CBLA, the Company recognized $504,750 in debt discount.

As an inducement, each CBLA holder was also granted either one or two shares of LiveCare common stock for each dollar lent to the Company. A total of 1,947,000 shares of common stock were granted, with the relative fair value of $504,750 being ascribed to debt discount.

During the years ended December 31, 2021 and 2020, LiveCare recognized a total of $10,167 and $999,333 in interest expense from the amortization of debt discounts on the above agreements, respectively. The balance of the CBLA’s was $75,000 and $1,009,500 as of December 31, 2021 and 2020, respectively. The balance of the debt discount on Notes Payable was $0 and $10,167, leaving a net balance of $75,000 and $999,333 as of December 31, 2021 and 2020, respectively.

Short-Term Loan

During January 2021, LiveCare entered into a consulting agreement with an individual for investor relations and marketing services, which included a short-term loan to LiveCare whereby LiveCare received $300,000 in cash. The short-term loan is unsecured and LiveCare agreed to repay the loan upon the consultant arranging for a minimum of $2,500,000 in equity funding for the Company. A total of 1,000,000 shares of common stock were granted as debt inducement, with the relative fair value of $300,000 being ascribed to debt discount and immediately expensed to interest expense.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Outstanding notes and convertible notes payable consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Convertible Bridge Notes:
Various convertible notes payable, interest at 12%, unsecured, due dates through June 2021, past due	$75,000	$1,009,500
Less: Unamortized discount	—	(10,167)
Net, convertible notes	75,000	999,333
Notes Payable:
Various revenue share agreement notes payable, face discounts of between 20%-22%, unsecured, due in monthly payments through June 2023	337,999	305,000
Less: Unamortized face discount	(157,150)	(136,868)
Net, convertible notes	180,849	168,132
Short-Term Loan:
Short term loan due upon reaching funding milestone, no interest, unsecured	300,000	—
Total notes payable	$555,849	$1,167,465

NOTE 4 - STOCKHOLDERS’ EQUITY

Common Stock

2021

During the year ended December 31, 2021, LiveCare issued a total of 2,044,380 shares of common stock for services to outside consultants valued at $2,044,380, or $1.00 per share based on the price of shares issued for cash.

During the year ended December 31, 2021, LiveCare issued a total of 766,160 shares of its common stock and recognized $25,760 in common stock shares to be issued to CBLA holders for conversion of $707,500 in principal and $84,420 in accrued interest. During December 2021, as a result of 10,000 shares of common stock for debt inducement previously shown as issued and outstanding in 2020 not having been issued in 2021, 10,000 shares were reversed to common stock to be issued until issued in 2022.

During the year ended December 31, 2021, LiveCare issued a total of 3,042,700 shares of common stock for cash of $3,022,700, or $1.00 per share and recognized $20,000 in stock issuance costs.

During the year ended December 31, 2021, LiveCare issued a total of 103,400 shares of common stock for common stock subscriptions receivable totaling $103,400 at December 31, 2021.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2021, LiveCare issued a total of 1,735,000 shares of its common stock as inducement to RSA holders with the relative fair value of $1,035,000 being ascribed to debt discount.

During the year ended December 31, 2021, LiveCare issued a total of 208,150 shares of its common stock to note payable holders in exchange for delaying scheduled cash repayments. The shares were valued at $208,150, or $1.00 per share based on the price of shares issued for cash, and recorded as debt extension expense.

During the year ended December 31, 2021, LiveCare issued a total of 375,773 shares of its common stock and warrants to purchase 375,773 shares of its common stock to RSA holders for conversion of $375,773 in principal.

During June 2021, LiveCare issued 82,000 shares of its common stock to a consultant for software development services valued at $1.00 per share based on the price of shares issued for cash, or a total of $82,000.

During June 2021, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 1,000,000 shares of its common stock President and CEO, valued at $1.00 per share based on the price of shares issued for cash, or a total of $2,500,000.

During September 2021, as a management bonus, LiveCare issued 500,000 shares of its common stock to its Chairman, valued at $1.00 per share, or $500,000.

2020

During the year ended December 31, 2020, LiveCare issued a total of 3,354,000 shares of common stock for services valued at $3,354,000, or $1.00 per share.

During the year ended December 31, 2020, in conjunction with the issuance of CBLA, LiveCare issued a total of 1,947,000 shares of its common stock to CBLA holders.

During January 2020, LiveCare received a total of $45,000 for 45,000 shares of common stock, or $1.00 per share.

During August 2020, as a management bonus, LiveCare issued 1,500,000 shares of its common stock to its Chairman and 500,000 shares of its common stock President and CEO, valued at $1.00 per share, or a total of $2,000,000.

During December 2020, LiveCare issued a total of 305,000 shares of its common stock to RSA holders as inducement with the relative fair value of $305,000 being ascribed to debt discount.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Stock

During September 2021, LiveCare amended its Articles of Incorporation to create a new class of 50,000,000 authorized shares of preferred stock (“Blank Check Preferred Stock”). The board of directors of LiveCare is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. The preferred stock is entitled to 100 votes for each shares held at all meetings of stockholders and for written actions in lieu of meetings, but has no liquidation rights upon dissolution of LiveCare.

During September 2021, as a measure to prevent a change in control and ensure continuity of management, LiveCare issued 9,000,000 shares of its preferred stock to its Chairman; issued 9,000,000 shares of its preferred stock to its President and CEO; and, issued 9,000,000 shares of its preferred stock its Chief Legal Officer valued at $0.001 per share, or a total of $27,000.

Common Stock Warrants

During October 2021, LiveCare agreed to convert $375,773 of note payable principal into 382,793 shares of common stock and issue 342,493 warrants to purchase LiveCare common stock at a price of $1.00 per share, exercisable at any time until December 31, 2024. LiveCare recognized a loss on debt conversion of $322,762 based on the fair value of the warrants on the date of grant.

Between July and December 2021, in conjunction with the issuance of 2,774,793 shares of common stock for $2,774,793 in cash, LiveCare issued 2,774,793 warrants to purchase common stock at a price of $1.00 per share, exercisable at any time until December 31, 2024.

The following table presents the stock warrant activity during the year ended December 31, 2021:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding - December 31, 2020	—	$—	—
Granted	2,774,793	1.00	3.13
Forfeited/expired	—	—	—
Exercised	—	—	—
Outstanding December 31, 2021	2,774,793	$1.00	3.00
Exercisable – December 31, 2021	2,774,793	$1.00	3.00

The Company analyzed the conversion options embedded in the convertible debt for derivative accounting consideration under ASC 815 and determined that the instruments embedded in the above referenced convertible promissory notes should be classified as liabilities and recorded at fair value due to their being no explicit limit to the number of shares to be delivered upon settlement of the conversion options.  Because the number of shares to be issued upon settlement of the above referenced convertible promissory notes could not be determined under these instruments, the Company could not determine whether it would have sufficient authorized shares at a given date to settle future share instruments. The fair values of the instruments were determined using a Black-Scholes option-pricing model.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company estimated the fair value of the derivative liabilities using the Black-Scholes option pricing model and the following key assumptions during the year ended December 31, 2021:

Expected dividends	0.0%
Expected term (years)	3.2
Volatility	211.73%
Risk-free rate	0.7%

The intrinsic value of the exercisable warrants as of December 31, 2021 and 2020 was $0 and $0, respectively.

Common Stock Shares To Be Issued

As of December 31, 2021, LiveCare had not yet issued 85,700 shares of common stock for $85,700 in cash, 10,000 shares of common stock for $10,000 in debt inducement and 25,760 shares of common stock for $25,760 in CBLA principal conversions. The value of the unissued shares of $121,760 is recorded as a current liability at December 31, 2021 as the shares remain unissued.

NOTE 5 - GOING CONCERN

LiveCare's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, LiveCare has recently accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the LiveCare's ability to continue as a going concern are as follows:

LiveCare is seeking to raise up to $25,000,000 more total through private placements of its common stock to fund additional operation start-up expenses and expand operations. Funds received from the issuance of debt and equity is being used to fund the development, implementation and marketing of the platform. The continuation of LiveCare as a going concern is dependent upon its ability to implement its business plan and generate profitable operations that produce positive cash flows. If LiveCare is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that LiveCare will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of LiveCare to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - VARIABLE INTEREST ENTITY ARRANGEMENT

During 2020, LiveCare management entered into a Management Service Agreement (“MSA”) with a related party medical service provider, LiveCare FL, an affiliate entity with common management. The MSA requires LiveCare to render business development, marketing, management and administrative services management for LiveCare FL’s telemedicine and remote patient monitoring business in exchange for a 95% fixed fee of amounts collected. Under the MSA, LiveCare is to reimburse or provide all of the personnel and external firms for management of billing and collections functions for its remote diabetic monitoring business.

LiveCare has determined it is the primary beneficiary of LiveCare FL due to the MSA terms granting LiveCare management the power to manage and make decisions that affect LiveCare FL operations as well as LiveCare being the primary beneficiary of the LiveCare FL as a result of its requirement to cover expenses and absorb losses of LiveCare FL’s only business activity.

As the primary beneficiary of LiveCare FL, LiveCare consolidates LiveCare FL in the consolidated financial statements and all intercompany balances and transactions are eliminated.

We evaluate our relationship with LiveCare FL on an ongoing basis to ensure that we continue to be the primary beneficiary. All intercompany transactions and balances have been eliminated upon consolidation.

Assets of LiveCare FL included in the consolidated balance sheet as of December 31, 2021 consist of cash totaling $480,323 after elimination of intercompany transactions and balances, there are no outstanding liabilities. Revenues for LiveCare FL for the year ended December 31, 2021 was $484,976, all expenses of LiveCare FL were incurred by and paid by LiveCare as provided by the MSA.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

During 2019, LiveCare entered into employment agreements with its Chairman and President, providing for annual salaries of $210,000 and $144,000, respectively, until termination.

Operating Leases

LiveCare has two operating leases for a total of approximately 2,205 square feet of executive office space in Venice, Florida. The leases are both for one year with two additional one year lease options for which management is does not intend to utilize. The leases call for total monthly lease payments of $3,675.

LIVECARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

The Company had generated federal and state net operating losses of approximately $4,303,782 that begin to expire in 2029. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. LiveCare believes that its ability to fully utilize the existing net operating loss carryforwards could be restricted by its ability to generate net income and should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2018 through 2020 are subject to examination.

Net deferred tax assets consist of the following components as of December 31, 2021 and 2020:

	2021	2020
Deferred tax assets:
Net operating loss carryforward	$948,293	$308,886
Valuation allowance	(948,293)	(308,886)
	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the years ended December 31, 2021 and 2020 due to the following:

	2021	2020
Pre-tax book loss	$(1,913,952)	$(1,543,963)
Meals	—	6,225
Common stock issued for services and bonus	1,059,320	1,124,340
Debt discount amortization	215,226	216,425
Valuation allowance	639,406	196,973
	$—	$—

NOTE 9 - SUBSEQUENT EVENTS

Between January and March 2022, $103,400 in cash was received for common stock subscriptions receivable.

Between January and May 2022, LiveCare issued 577,000 shares of common stock and granted 577,000 warrants to purchase its common stock for cash at $1.00 per share until December 31, 2024.

Between January and May 2022, LiveCare issued 1,007,700 shares of common stock for services.

During April 2022, two RSA holders elected to convert principal totaling $131,999 into 131,999 shares of common stock and granted 577,000 warrants to purchase its common stock for cash at $1.00 per share until December 31, 2024.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
1A-2A	Action Of Incorporator of LiveCare, Inc
1A-2B	Bylaws
1A-4	Form of Subscription Agreement
11.1	Consent of Independent Registered Public Accounting Firm
11.2	Consent of Independent Registered Public Accounting Firm
12.1	Opinion of Counsel

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, Thereunto duly authorized, in the City of Venice, State of Florida, on June __, 2022.

/s/ Jim Dalton

Chairman of the Board

/s/ Max Rockwell

CEO

/s/ Max Rockwell

Principal Accounting Officer

/s/ Max Rockwell

Principal Financial Officer